Exhibit (J)(2)
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees
ING Variable Products Trust
We consent to the use of our report, incorporated herein by reference, dated February 26, 2007, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
April 25, 2007